Exhibit 10.9

April 4, 2022

Julie Hakim

2248 Brentwood Road

Northbrook, IL 60062

847-987-8085

pipestone89@gmail.com

Dear Julie,

I am pleased to offer you a full-time position at Sequoia Vaccines, Inc. (“Sequoia”) effective June 1, 2022. Details of this offer are outlined below.

Start Date:	June 1, 2022

Position Title:	Executive Vice President & Chief Financial Officer

General & Key Duties:	CFO - contribute to the development and execution of Sequoia’s financial strategy to support its research and development objectives; lead, manage and direct all financial operations including audits, budgeting, contracts, deal analysis, financial and expense projections, financial reporting, investor relations, and tax and treasury and compliance of all financial and regulatory reporting, controls, systems, policies, and procedures; work closely with the senior management team, board of directors, and the audit committee of the board; communicate and present financial operations and data to Sequoia’s leadership team, board of directors, shareholders, potential investors, and the financial community; prepare for an initial public offering and manage the financial reporting and investor relations of a public company;

Executive Vice President - lead, manage and direct all human resources activities and administrative operations including facilities and information technologies; and such other reasonable duties and responsibilities suitable for a CFO and EVP as reasonably requested by Gary Eldridge or successor; this position will report to Gary Eldridge, President & CEO, or successor

Work Location:	Place of residence and 1912 Innerbelt Business Center Drive, St. Louis, MO; travel is required as needed

Sequoia Vaccines, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114

Salary :	Your annual salary is $275,000 USD paid twice per month in accordance with Sequoia’s standard payroll policies.

Short Term Incentives:	Upon establishment of Sequoia’s annual incentive cash bonus program, you will be eligible to participate in Sequoia’s short term incentive bonus program

Long Term Incentives:	Upon establishment of Sequoia’s long-term equity incentive program, you will be eligible to participate in Sequoia’s long-term equity incentive program.

Benefits:	You will be entitled to participate in Sequoia’s employee benefit plans as generally made available to other employees on your Start Date. These benefits include 20 vacation days per year that do not accrue and standard holidays. Upon your employment you are eligible to enroll in Sequoia’s healthcare insurance plan, dental plan, vision plan, term-life insurance plan, and disability insurance plan. Sequoia pays 100% of your monthly benefit premiums and 50% of your dependents’ monthly benefit premiums. Sequoia will also offer enrollment in an employer-sponsored retirement savings 401(k) account.

Stock Options:	Upon your Start Date, you will receive 805,000 incentive stock options at $1.00 per share in Sequoia in accordance with Sequoia’s Incentive Stock Plan (805,000 incentive stock options equals about 2.3% of the outstanding stock of Sequoia at the date of this offer). These incentive stock options will vest over a four-year period with 25% of the shares subject to the option vesting 12 months following date of hire and the remainder vesting monthly over the next 36 months, subject in each case to your continued employment with us. In the event that Sequoia’s successor in a change of control does not assume or continue the unvested portion of your equity awards, then the unvested portion of your equity awards shall vest in full upon such change in control and become exercisable. Additional stock options may be granted as determined by Sequoia’s board of directors.

Confidentiality:	Prior to beginning your employment, you will be required to sign Sequoia’s Employee Invention and Proprietary Information Agreement.

Company Policies:	While employed by Sequoia, you shall be subject to the employee policies and procedures of Sequoia. You will be expected to devote your full business time, attention and energy to the performance of your duties at Sequoia. You will not be engaged in any other business activity without the prior written consent of Sequoia’s President & CEO. You will be required to provide Sequoia with documentary evidence of your identity and eligibility for employment in the United States. Sequoia reserves the right to verify past employment positions, education, references and any other information provided during the interview process.

Severance Clause:	Appendix A Severance Clause incorporated herein by reference.

This offer of employment will not establish a fixed term of employment. You will be free to terminate your employment by Company at any time. Company will be free to terminate its employment of you at any time, subject to applicable laws and regulations relating to termination of employees generally.

By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

If you have any questions with respect to the offer as outlined above, please do not hesitate to contact me. If you agree to this offer, please so indicate by signing and returning the enclosed copy of this letter. This offer, if not accepted, expires on April 22, 2022.

Sequoia Vaccines, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114

I look forward to a long and prosperous future with your leadership and success at Sequoia.

Sincerely,

/s/ Gary Eldridge
Gary Eldridge
President & CEO
Sequoia Vaccines, Inc.

I accept this offer of employment:

/s/ Julia Hakim
Julie Hakim

Date:_____________________

Appendix A. Severance Clause

You will be entitled to receive certain severance benefits under your offer letter, subject to your execution of a release of claims. If we terminate your employment without Cause (as defined below) and other than as a result of your death or disability or if you resign for Good Reason (as defined below), in each case, not in connection with a Change in Control (as defined below), then you will be eligible to receive the following severance benefits: (1) 12 months of your base salary, paid in 12 equal installments over the 12 months following your separation from service; (2) an amount equal to your pro rata annual Short Term Incentive bonus, if a performance bonus plan is approved by the board of directors on or before the date of termination, based on the target amount, for the calendar year in which termination occurs, payable on the first regularly scheduled payroll date following the effectiveness of the release of claims; (3) up to 12 months of company paid premiums for continued health benefits under COBRA, if other health benefits from new employment are not available; and (4) the vesting of the unvested portion of any time or service-based equity awards held by you that are scheduled to vest and become exercisable in the 12-month period following the termination date will be accelerated and immediately vested as of the termination date.

If we terminate your employment without Cause (as defined below) and other than as a result of your death or disability or if you resign for Good Reason (as defined below), in each case, in the period commencing 3 months prior to and ending 12 months following a Change in Control (as defined below), then in lieu of the severance benefits set forth in the prior paragraph you will be eligible to receive the following severance benefits: (1) an amount equal to 12 months of base salary plus your annual Short Term Incentive bonus, if a performance bonus plan is approved by the board of directors on or before the date of termination, based on the target amount, paid in a lump sum following the effectiveness of the release of claims; (2) up to 12 months of company paid premiums for continued health benefits under COBRA, if other health benefits from new employment are not available; and (3) the vesting of the unvested portion of any time-based, performance-based or service-based equity awards held by you will be accelerated and immediately vested as of the termination date.

Sequoia Vaccines, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114

This Severance Clause of your offer for employment shall be governed and interpreted according to the laws of Missouri. Any disputes arising under the Severance Clause shall be subject to the laws of Missouri.

“Cause” means any of the following, as determined by the Board in good faith: (i) the commission of a felony or of any crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty or fraud involving amounts reasonably determined by the Board to exceed $500 with respect to Company or any of its Affiliates or any of their customers or suppliers, (iii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (iv) gross negligence that has been injurious to Company or any of its Affiliates, (v) willful misconduct with respect to Company or any of its Affiliates that has been injurious to Company or any of its Affiliates, (vi) conduct tending to bring Company or any of its Affiliates into substantial public disgrace or disrepute, or (vii) any material breach by Executive of this Agreement. If the Board has terminated Executive for Cause but an arbitrator or court makes a determination, which determination is not subject to further appeal or after any right to appeal has expired, that adequate grounds for Cause did not exist, then such termination shall be deemed a termination without Cause for all purposes hereunder.

“Good Reason” means the written notice of resignation of Executive within (30) days following the occurrence of: (i) Company requiring Executive to relocate Executive’s principal place of work anywhere outside a 50 mile radius from Northbrook, Illinois, unless Executive agrees to such relocation; (ii) the removal of any titles of Executive unless Executive agrees to such removal; (iii) a material reduction in the scope of Executive’s authorities, duties or responsibilities, unless Executive agrees to such reduction; or (iv) failure of Company to pay Executive’s Annual Salary or portion thereof.

Notwithstanding the foregoing, for Executive to terminate employment with the Company on account of Good Reason, the Company will have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, Executive’s termination date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier termination date.

“Change of Control” means (i) the sale or license of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Sequoia Vaccines, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114